Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements Forms S-3 (No. 333-110552) and S-8 (Nos. 333-114897 and 333-118771) of Access National Corporation of our report dated March 10, 2005, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders on Form 10-K.

BDO Seidman, LLP

Richmond, Virginia
March 30, 2005